Exhibit 99

Scripps Networks Interactive reports full year and fourth quarter 2014 financial results

•	Revenues of $2.7 billion, up 5.3 percent

•	Segment profit of $1.1 billion, up 1.8 percent

•	Net income attributable to SNI of $3.83 per share, up 13 percent

For immediate release

Feb. 12, 2015

KNOXVILLE, Tenn. — Scripps Networks Interactive, Inc. (NYSE: SNI) today reported full-year and fourth-quarter 2014 operating results.

Consolidated operating revenue in 2014 was $2.7 billion, up 5.3 percent from the prior year. Year-over-year advertising revenue was up 5.7 percent to $1.8 billion primarily due to pricing, and affiliate fee revenue was up 5.4 percent to $799 million primarily due to contractual rate increases.

Segment profit increased to $1.1 billion, up 1.8 percent from the prior year. This increase was due to revenue growth, partially offset by the fourth quarter restructuring expenses (see other credits and charges note) coupled with increases in programming and marketing expenses and international investments (see non-GAAP financial measures note for a definition of segment profit).

Full-year 2014 consolidated net income attributable to Scripps Networks Interactive was $545 million, or $3.83 per diluted share, including $0.06 per share for the restructuring charges, and the $0.07 per share second-quarter charge for early contract termination costs (see other charges and credits note). Full-year 2013 consolidated net income was $505 million, or $3.40 per diluted share, including the $0.17 write-down of goodwill in the fourth quarter of 2013.

“The strength of our lifestyle media brands and the connections they make with consumers and advertisers enabled the company to maintain its record of growth and creating shareholder value for the quarter and the full year,” said Kenneth W. Lowe, chairman, president and chief executive officer. “The company is in a great position to capitalize on the many opportunities in an ever changing media environment.”

Fourth-quarter Results

Consolidated revenues for the quarter increased 2.3 percent to $669 million from the prior-year period. Results for the three-month period ended Dec. 31 reflect advertising revenue of $454 million, up 0.7 percent, and affiliate fee revenue of $202 million, up 6.1 percent year over year.

Costs of services and selling, general and administrative expenses for the quarter increased 6.9 percent from the prior-year period to $407 million. The increase was driven primarily by the restructuring expenses of $14.4 million (see other charges and credits note) and higher programming amortization.

Total segment profit decreased 4.2 percent to $262 million reflecting the impact of the fourth-quarter restructuring costs (see non-GAAP financial measures note for a definition of segment profit).

Fourth-quarter net income attributable to Scripps Networks Interactive was $132 million, or $0.96 per diluted share, including the $0.06 per share charge related to operational restructuring. Fourth-quarter 2013 net income was $109 million, or $0.73 per diluted share, including a $0.17 per share write-down of goodwill.

Segment results

	Three months ended December 31,			Twelve months ended December 31,
(in thousands)	2014	2013	Change	2014	2013	Change

Segment operating revenues:
Lifestyle media	$641,868	$631,406	1.7%	$2,575,376	$2,455,650	4.9%
Corporate and other	27,284	23,072	18.3%	90,290	75,798	19.1%
Intersegment eliminations		(83)		(210)	(639)

Total operating revenues	$669,152	$654,395	2.3%	$2,665,456	$2,530,809	5.3%

Segment profit (loss):
Lifestyle media	$297,972	$295,034	1.0%	$1,255,437	$1,202,356	4.4%
Corporate and other	(36,193)	(21,765)	66.3%	(133,676)	(99,896)	33.8%

Total segment profit	$261,779	$273,269	(4.2)%	$1,121,761	$1,102,460	1.8%

Lifestyle media revenues in the fourth quarter of 2014 increased 1.7 percent to $642 million driven by affiliate fee revenue growth. Total advertising revenue for the lifestyle media segment grew 0.3 percent to $444 million reflecting softness in the advertising market and audience delivery at some of our networks. Affiliate fee revenue grew 6.1 percent to $191 million due to higher rates and the benefit of our online video distribution agreements.

Lifestyle media segment profit increased 1.0 percent to $298 million reflecting the revenue growth, partially offset by the restructuring expenses and higher program amortization.

Corporate and other includes the results of the lifestyle-oriented channels operated internationally. Corporate and other revenues increased 18 percent to $27.3 million, driven by the expanding international operations.

Corporate and other segment loss increased to $36.2 million from $21.8 million, driven primarily by the restructuring expenses and continued investments in international operations.

Share repurchase program

For the quarter ended Dec. 31, the company repurchased 5.1 million shares at an aggregate purchase price of $399 million. For the full year 2014, 15.4 million shares were repurchased at an aggregate purchase price of $1.2 billion. As of Dec. 31, $448 million remained available for repurchase under the company’s share repurchase program.

2015 Full-year Guidance

The company provided the following outlook for 2015. All guidance is based on total company performance and excludes restructuring expenses:

•	Total revenue is expected to increase about 4 percent.

•	Cost of services is expected to increase between 8 percent and 10 percent.

•	Selling, general and administrative expenses are expected to be down 2 percent to flat.

Other items:

•	Depreciation and amortization, between $100 million and $110 million.

•	Interest expense of approximately $55 million.

•	Effective tax rate, between 30 percent and 32 percent.

•	Noncontrolling share of net income, between $175 million and $185 million.

•	Capital expenditures, between $50 million and $60 million.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s fourth quarter results during a telephone conference call at 10 a.m. ET today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investors link at the top of the page. The webcast link can be found next to the microphone icon on the investor relations landing page.

To access the conference call by telephone, dial (800) 553-0288 (U.S.) or (612) 332-0725 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “SNI Fourth Quarter Earnings Report,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:15 p.m. on Feb. 12 until 11:59 p.m. ET on Feb. 26. The domestic number to access the replay is (800)475-6701, and the international number is (320)365-3844. The access code for both numbers is 350372.

A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose the Investors page, then follow the Audio Archives link at the top of the Investor Relations page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2013 Form 10-K filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company’s lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively reach more than 190 million consumers each month. Companion websites complement on-air programming with video and social media that inform and inspire. The company’s global networks reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

# # #

Contact: Scripps Networks Interactive, Inc.

Investors: Mike Gallentine, 865-560-4473, mgallentine@scrippsnetworks.com

Media: Dylan Jones, 865-560-5068, DJones@scrippsnetworks.com, or

Lee Hall, 865-560-3853, LHall@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended			Twelve months ended
	December 31,			December 31,
(in thousands, except per share data)	2014	2013	Change	2014	2013	Change

Operating revenues	$669,152	$654,395	2.3%	$2,665,456	$2,530,809	5.3%
Cost of services, excluding depreciation and amortization of intangible assets	(200,478)	(188,645)	6.3%	(778,896)	(699,294)	11.4%
Selling, general and administrative	(206,895)	(192,481)	7.5%	(764,799)	(729,055)	4.9%
Depreciation and amortization of intangible assets	(31,498)	(31,812)	(1.0)%	(128,582)	(117,580)	9.4%
Write-down of goodwill		(24,723)			(24,723)
Gains (losses) on disposal of property and equipment	177	(111)		(870)	(1,681)

Operating income	230,458	216,623	6.4%	992,309	958,476	3.5%
Interest expense	(15,789)	(12,031)	31.2%	(52,687)	(48,710)	8.2%
Equity in earnings of affiliates	18,521	18,472	0.3%	85,631	79,644	7.5%
Miscellaneous, net	727	1,585		2,598	1,241

Income from operations before income taxes	233,917	224,649	4.1%	1,027,851	990,651	3.8%
Provision for income taxes	(55,868)	(73,621)	(24.1)%	(301,043)	(307,623)	(2.1)%

Net income	178,049	151,028	17.9%	726,808	683,028	6.4%
Net income attributable to noncontrolling interests	(46,203)	(42,509)	8.7%	(181,533)	(177,958)	2.0%

Net income attributable to SNI	$131,846	$108,519	21.5%	$545,275	$505,070	8.0%

Net income attributable to SNI common shareholders per basic share of common stock	$0.96	$0.74		$3.86	$3.43

Net income attributable to SNI common shareholders per diluted share of common stock	$0.96	$0.73		$3.83	$3.40

Weighted average basic shares outstanding	136,876	146,813		141,297	147,326

Weighted average diluted shares outstanding	137,708	148,076		142,193	148,502

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)	As of
	December 31,	December 31,
(in thousands, except share and par value amounts)	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$878,164	$686,371
Accounts receivable (less allowances: 2014 - $7,889; 2013 - $6,853)	629,775	619,619
Programs and program licenses	477,575	423,949
Deferred income taxes	41,831	41,140
Other current assets	110,816	90,231

Total current assets	2,138,161	1,861,310
Investments	463,344	488,198
Property and equipment, net	226,246	246,350
Goodwill	573,119	574,582
Other intangible assets, net	595,881	655,009
Programs and program licenses (less current portion)	469,083	413,057
Deferred income taxes	37,265	39,075
Other non-current assets	164,533	160,866

Total Assets	$4,667,632	$4,438,447

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$21,499	$18,278
Current portion of debt	884,994
Program rights payable	36,138	30,412
Customer deposits and unearned revenue	47,929	70,427
Employee compensation and benefits	73,185	67,188
Accrued marketing and advertising costs	3,765	11,053
Other accrued liabilities	90,444	81,341

Total current liabilities	1,157,954	278,699
Debt (less current portion)	1,494,411	1,384,488
Other liabilities (less current portion)	234,429	223,368

Total liabilities	2,886,794	1,886,555

Redeemable noncontrolling interest	96,251	133,000

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par - authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A - authorized: 240,000,000 shares; issued and outstanding: 2014 - 97,789,910 shares; 2013 - 111,891,667 shares	978	1,119
Voting - authorized: 60,000,000 shares; issued and outstanding: 2014 - 34,317,171 shares; 2013 - 34,317,171 shares	343	343

Total	1,321	1,462
Additional paid-in capital	1,359,023	1,447,496
Retained earnings	79,994	662,574
Accumulated other comprehensive income (loss)	(57,891)	(12,529)

Total SNI shareholders’ equity	1,382,447	2,099,003
Noncontrolling interest	302,140	319,889

Total equity	1,684,587	2,418,892

Total Liabilities and Equity	$4,667,632	$4,438,447

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)	Twelve months ended
	December 31,
(in thousands)	2014	2013

Cash Flows from Operating Activities:
Net income	$726,808	$683,028
Depreciation and amortization of intangible assets	128,582	117,580
Write-down of goodwill		24,723
Amortization of network distribution costs	7,004	7,024
Program amortization	621,210	556,694
Equity in earnings of affiliates	(85,631)	(79,644)
Program payments	(725,582)	(627,591)
Dividends received from equity investments	104,185	83,912
Deferred income taxes	7,175	79,336
Stock and deferred compensation plans	39,375	46,810
Changes in certain working capital accounts:
Accounts receivable	(10,932)	(52,691)
Other assets	(2,188)	1,255
Accounts payable	3,593	5,001
Accrued employee compensation and benefits	6,848	9,709
Accrued / refundable income taxes	(18,947)	(31,573)
Other liabilities	(16,558)	35,303
Other, net	(7,368)	18,318

Cash provided by (used in) operating activities	777,574	877,194

Cash Flows from Investing Activities:
Additions to property and equipment	(53,775)	(72,990)
Collections (funds advanced) on note receivable	4,481	12,939
Purchase of long-term investments	(17,042)	(171)
Purchase of subsidiary companies, net of cash acquired		(64,412)
Other, net	(12,001)	(43,339)

Cash provided by (used in) investing activities	(78,337)	(167,973)

Cash Flows from Financing Activities:
Proceeds from debt	1,189,555
Payments on debt	(195,000)
Dividends paid	(112,943)	(88,400)
Dividends paid to noncontrolling interests	(216,860)	(160,493)
Repurchase of Class A common stock	(1,198,962)	(253,203)
Proceeds from stock options	39,605	42,976
Deferred loan costs	(9,026)
Other, net	(1,361)	(1,762)

Cash provided by (used in) financing activities	(504,992)	(460,882)

Effect of exchange rate changes on cash and cash equivalents	(2,452)	507

Increase (decrease) in cash and cash equivalents	191,793	248,846

Cash and cash equivalents:
Beginning of year	686,371	437,525

End of period	$878,164	$686,371

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$45,917	$45,436
Income taxes paid	309,519	229,966

OTHER CHARGES AND CREDITS

Voluntary early retirement program and employee termination costs – During the fourth quarter of 2014, we provided qualified employees voluntary early retirement packages and notified employees of the elimination of certain positions within the Company. We also announced that the Company will be closing our Cincinnati office location later in 2015 and will be relocating certain employees to our Knoxville, Tennessee headquarters. Our 2014 operating results include a $14.4 million charge for severance, retention, and related retirement benefit costs that were incurred following the initiation of these programs. Net income attributable to SNI was reduced by $8.9 million, $.06 per share.

Contract termination costs – During the second quarter of 2014, we reached an agreement to terminate the master services agreement and sales agency agreement related to services provided for our Food Network and Fine Living operations in Europe, the Middle East and Africa. We also entered into an arrangement that establishes a transition plan for us to assume the activities associated with these provided services. Our 2014 operating results include a $9.7 million charge for the early termination of these agreements that reduced net income attributable to SNI $9.7 million, $.07 per share.

Asset write-down – In connection with our annual impairment test for goodwill, we recorded a $24.7 million non-cash charge in the fourth quarter of 2013 to write-down the goodwill associated with our Travel Channel International business. The charge reduced 2013 net income attributable to SNI by $24.7 million, $.17 per share.

NON-GAAP FINANCIAL MEASURES

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

In 2014, we made changes to our management reporting structure related to the operating results of our businesses located in the Caribbean and certain of our digital businesses. In conjunction with these changes in our reporting structure, we now report the results of our Caribbean businesses within our international operating segment, included within our corporate and other caption for segment reporting purposes, rather than the lifestyle media reportable segment. The impacted digital businesses are now reported within our lifestyle media reportable segment, rather than our corporate and other caption for segment reporting purposes. For comparability purposes, prior year segment results have also been reclassified to reflect the impact of these management reporting changes. These reclassifications only affect our segment reporting, and do not change our consolidated operating revenues, operating income, or net income.

A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2014	2013	2014	2013

Operating income	$230,458	$216,623	$992,309	$958,476
Depreciation and amortization of intangible assets:
Lifestyle media	27,932	27,173	111,497	104,214
Corporate and other	3,566	4,639	17,085	13,366
Write-down of goodwill		24,723		24,723
Losses (gains) on disposal of property and equipment:
Lifestyle media	(238)	106	1,311	1,606
Corporate and other	61	5	(441)	75

Total segment profit	$261,779	$273,269	$1,121,761	$1,102,460

We define free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property and equipment. We measure free cash flow as we believe it is an important indicator for management and investors as to our liquidity, including our ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands)	2014	2013	2014	2013

Segment profit	$261,779	$273,269	$1,121,761	$1,102,460
Income taxes paid	(81,335)	(74,734)	(309,519)	(229,966)
Interest paid	(6,971)	(6,776)	(45,917)	(45,436)
Working capital and other	23,923	2,072	11,249	50,136

Cash provided by operating activities	197,396	193,831	777,574	877,194
Dividends paid to noncontrolling interests	(22,004)	(13,846)	(216,860)	(160,493)
Additions to property and equipment	(11,991)	(25,596)	(53,775)	(72,990)

Free cash flow	$163,401	$154,389	$506,939	$643,711

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.

SUPPLEMENTAL FINANCIAL INFORMATION

Our lifestyle media division earns revenue primarily from the sale of advertising time on our national television networks, affiliate fees paid by cable and satellite distributors and telecommunication service providers that carry our network programming, the licensing of our content to third parties, the licensing of our brands for consumer products such as books and kitchenware, and from the sale of advertising on our lifestyle media affiliated websites.

Supplemental information for lifestyle media is as follows:

	Three months ended			Twelve months ended
	December 31,			December 31,
(in thousands)	2014	2013	Change	2014	2013	Change

Operating revenues by brand:

HGTV	$231,131	$221,398	4.4%	$938,475	$876,051	7.1%
Food Network	219,707	222,113	(1.1)%	888,533	854,936	3.9%
Travel Channel	75,718	77,983	(2.9)%	314,199	315,773	(0.5)%
DIY Network	36,816	34,420	7.0%	152,094	138,663	9.7%
Cooking Channel	31,829	29,001	9.8%	120,835	110,244	9.6%
Great American Country	7,532	7,735	(2.6)%	30,154	27,717	8.8%
Digital Businesses	37,841	36,330	4.2%	122,062	120,510	1.3%
Other	3,471	3,310	4.9%	14,566	14,454	0.8%
Intrasegment eliminations	(2,177)	(884)		(5,542)	(2,698)

Total segment operating revenues	$641,868	$631,406	1.7%	$2,575,376	$2,455,650	4.9%

Operating revenues by type:

Advertising	$443,648	$442,276	0.3%	$1,787,647	$1,697,170	5.3%
Network affiliate fees, net	190,891	179,984	6.1%	755,950	720,547	4.9%
Other	7,329	9,146	(19.9)%	31,779	37,933	(16.2)%